STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

VCORP SERVICES, LLC
701 S. CARSON STREET, SUITE 200
CARSON CITY, NV 89701

Job:C20170901-1532
September 1, 2017

Special Handling Instructions:
FSC REGMAIL SAE 9/1/17

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20170377102-70	9/1/2017 12:12:34 PM	1	$175.00	$175.00
24 Hour Expedite	20170377102-70	9/1/2017 12:12:34 PM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	5042935313576864804023	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

VCORP SERVICES, LLC
701 S. CARSON STREET, SUITE 200
CARSON CITY, NV 89701

2 of 4

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20170377102-70
Barbara K. Cegavske	Filing Date and Time 09/01/2017 12:12 PM
Barbara K. Cegavske Secretary of State State of Nevada	Entity Number E0671852009-5

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Xalles Holdings Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors of the Corporation authorized the designation of 1,000,000 shares of the Corporation's preferred stock as Series B Preferred Stock. The voting powers, preferences, limitations, restrictions are contained in the attached Schedule "A".

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Tom Nash

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

SCHEDULE "A"

CERTIFICATE OF DESIGNATION PREFERENCES AND RIGHTS of SERIES B PREFERRED STOCK

XALLES HOLDINGS INC.

(Pursuant to Section 78.1955 of the Nevada Revised Statues)

XALLES HOLDINGS INC., a corporation organized and existing under the laws of the State of Nevada (the "**Corporation**"), the Articles of Incorporation of which was filed in the office of the Secretary of State of Nevada on December 14, 2009, hereby certifies that the Board of Directors of the Corporation (the "**Board of Directors**" or the "**Board**"), pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 1,000,000 shares of preferred stock, par value $0.001 per share (the "**Preferred Stock**"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The Shares of the series shall be designated and known as the Series B Preferred Stock of the Corporation. The Series B Preferred Stock shall consist of 1,000,000 shares. Such Series B Preferred Stock is referred to herein as the "**Series B Preferred Stock**".

II. DIVIDENDS

The Holder of Series B Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to any dividends paid on Common Stock.

III. CONVERSION

The Series B Preferred Stock shall not be convertible into Common Stock at any time.

IV. LIQUIDATION PREFERENCE

The Series B Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

V. VOTING RIGHTS

The Holders of the Series B Preferred Stock will have the voting rights as described in this Section 5 or as required by law. For so long as any shares of the Series B Preferred Stock remain issued and outstanding, the Holder thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to twenty-five (25%) percent of the total vote (including common shares and Series A Preferred Shares).

VI. MISCELLANEOUS

(a) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (iii) in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date.

(b) Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holder.

(c) Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally at the Holder's address appearing on the books of the Company, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 1st day of September, 2017.

XALLES HOLDINGS INC.

By: /s/ Thomas Nash Tom Nash

Name: Thomas Nash

Title: President and Chief Executive Officer